PROFIT FUNDS INVESTMENT TRUST

                 AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

     The undersigned, being the Secretary of Profit Funds Investment Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY THAT, pursuant to the authority conferred upon the Trustees of the Trust by
Section 7.3 of the Agreement and Declaration of Trust dated June 12, 1996 (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting on January 22, 2004 at which a quorum was present, the Declaration of Trust is amended as follows:

     The sole Series of the Trust established pursuant to Section 4.2 of the Declaration of Trust, formerly designated as the "Profit Value Fund," shall, as of the date hereof, be known as "The Profit Fund".

     All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of the Commonwealth of Massachusetts.

     The Trustees have further directed that, upon the execution of this Amendment to Declaration of Trust, the Trust take all necessary action to file a copy of this Amendment to Declaration of Trust with the Secretary of State of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

     IN WITNESS WHEREOF, the undersigned has set his hand this 22nd day of January, 2004.


                                              /s/ John F. Splain
                                              ----------------------------------
                                              John F. Splain, Secretary